For more information contact: Investor Relations Markel Corporation 804-747-0136 investorrelations@markel.com

FOR IMMEDIATE RELEASE

MARKEL REPORTS 2019 FINANCIAL RESULTS

Richmond, VA, February 4, 2020 --- Markel Corporation (NYSE: MKL) reported operating revenues of $9.5 billion for the year ended December 31, 2019 compared to $6.8 billion in 2018. Comprehensive income to shareholders was $2.1 billion for the year ended December 31, 2019 compared to comprehensive loss to shareholders of $375.8 million in 2018. Diluted net income per share was $129.07 for the year ended December 31, 2019 compared to diluted net loss per share of $9.55 in 2018. The combined ratio was 94% in 2019 compared to 98% in 2018. Book value per common share outstanding was $802.59 at December 31, 2019 compared to $653.85 at December 31, 2018. Over the five-year period ended December 31, 2019, the compound annual growth in book value per common share outstanding was 8%. Over the five-year period ended December 31, 2019, our share price increased at a compound annual rate of 11%.

Thomas S. Gayner and Richard R. Whitt, Co-Chief Executive Officers, commented, “Following continued growth in our insurance and Markel Ventures operations, 2019 was a record-setting year for Markel. Gross written premiums from our underwriting operations surpassed $6 billion, and we are excited about the synergies we are achieving between our underwriting and other insurance platforms. Within our Markel Ventures operations, revenues surpassed $2 billion and we continued to expand through our fourth quarter acquisition of VSC Fire & Security. Gains on our investment portfolio were just under $2 billion, driving record comprehensive income and book value per share. We are proud of what we accomplished in 2019 and want to thank our dedicated associates for their significant contributions, which support our aspiration to become one of the world’s great companies.”

The following tables present selected financial data from 2019 and 2018.

	Years Ended December 31,
(in thousands, except per share amounts)	2019	2018
Operating revenues	$9,526,191	$6,841,285
Income (loss) before income taxes	$2,285,808	$(7,855)
Net income (loss) to shareholders	$1,790,466	$(128,180)
Comprehensive income (loss) to shareholders	$2,093,888	$(375,770)
Weighted average diluted shares outstanding	13,881	13,923
Diluted net income (loss) per share	$129.07	$(9.55)

(in thousands, except per share amounts)	December 31, 2019	December 31, 2018
Book value per common share outstanding	$802.59	$653.85
Common shares outstanding	13,794	13,888

The change in comprehensive income (loss) to shareholders from 2018 to 2019 was primarily due to net investment gains of $1.6 billion in 2019 compared to net investment losses of $437.6 million in 2018. We also experienced an increase in net unrealized gains on available-for-sale investments, net of taxes, of $298.0 million in 2019 compared to a decrease in net unrealized gains on available-for-sale investments, net of taxes, of $233.5 million in 2018.

In November 2019, we acquired VSC Fire & Security, Inc. (VSC), a Virginia-based privately held provider of comprehensive fire protection, life safety and low voltage solutions. Results attributable to VSC will be included in our Markel Ventures segment.

Underwriting Results

	Combined Ratio Analysis
	Years Ended December 31,
	2019	2018
Insurance	93%	94%
Reinsurance	104%	113%
Consolidated	94%	98%

The consolidated combined ratio was 94% in 2019 compared to 98% in 2018. The decrease in the consolidated combined ratio was attributable to lower catastrophe losses in 2019 compared to 2018. Underwriting results in 2019 included $100.4 million, or two points, of underwriting loss from Hurricane Dorian and Typhoons Faxai and Hagibis (2019 Catastrophes). Underwriting results in 2018 included $287.3 million, or six points, of underwriting loss from Hurricanes Florence and Michael, Typhoon Jebi and wildfires in California (2018 Catastrophes). Excluding the impact of the 2019 and 2018 Catastrophes, the 2019 combined ratio was flat compared to 2018. Higher earned premiums in 2019 had a favorable impact on our expense ratio and an unfavorable impact on the prior accident years' loss ratio.

The following table summarizes, by segment, the components of the underwriting losses related to the 2019 and 2018 Catastrophes.

	Years Ended December 31,
	2019			2018
	2019 Catastrophes			2018 Catastrophes
(dollars in thousands)	Insurance	Reinsurance	Consolidated	Insurance	Reinsurance	Consolidated
Losses and loss adjustment expenses, net	$8,317	$105,644	$113,961	$105,265	$187,490	$292,755
Ceded (assumed) reinstatement premiums	—	(13,552)	(13,552)	5,142	(10,583)	(5,441)
Underwriting loss	$8,317	$92,092	$100,409	$110,407	$176,907	$287,314
Impact on combined ratio	—%	10%	2%	3%	19%	6%

The net losses and loss adjustment expenses on the 2019 and 2018 Catastrophes were net of ceded losses of $62.5 million and $244.1 million, respectively. Both the gross and net losses on the 2019 and 2018 Catastrophes as of December 31, 2019 represent our best estimates based upon information currently available. Our estimates for these losses are based on claims received to date, detailed policy and reinsurance contract level reviews, industry loss estimates and output from both industry and proprietary models. For the 2019 Catastrophes, these estimates are still dependent on broad assumptions about coverage, liability and reinsurance. While we believe our reserves for the 2019 and 2018 Catastrophes as of December 31, 2019 are adequate, we continue to closely monitor reported claims and will adjust our estimates of gross and net losses as new information becomes available. The net losses and loss adjustment expenses for the 2019 and 2018 Catastrophes were within our risk tolerance for events of this magnitude.

Insurance Segment

The combined ratio for the Insurance segment in 2019 was 93% compared to 94% (including three points for the underwriting loss on the 2018 Catastrophes) in 2018. The decrease in the combined ratio was driven by lower catastrophe losses in 2019 compared to 2018, which was largely offset by a less favorable prior accident years' loss ratio. Higher earned premiums in 2019 had a favorable impact on our expense ratio and an unfavorable impact on the prior years' loss ratio. The expense ratio decreased compared to 2018, primarily due to the favorable impact of higher earned premiums in 2019 compared to 2018, partially offset by higher variable expenses. Higher variable expenses were largely driven by a lower benefit from ceding commissions in 2019 compared to 2018 due to recent changes in our outwards reinsurance treaty structures. In late 2018, we shifted from buying proportional reinsurance coverages towards excess of loss coverages for our general liability and professional liability product lines.

The Insurance segment's 2019 combined ratio included $462.1 million of favorable development on prior years' loss reserves compared to $502.3 million in 2018. The decrease in favorable development was primarily due to less favorable development on our marine and energy product lines in 2019 compared to 2018 and adverse development on our property product lines in 2019 compared to favorable development in 2018. These unfavorable changes were partially offset by more favorable development on our general liability product lines in 2019 compared to 2018. The adverse development on our property product lines in 2019 was due to adverse development on our brokerage property product lines resulting from higher than expected attritional losses as well as modest adverse development on prior year catastrophes. In both 2019 and 2018, favorable development was most significant on our general liability, workers' compensation, professional liability and marine and energy product lines.

Reinsurance Segment

The combined ratio for the Reinsurance segment in 2019 was 104% (including 10 points for the underwriting loss on the 2019 Catastrophes) compared to 113% (including 19 points for the underwriting loss on the 2018 Catastrophes) in 2018. The decrease in the combined ratio was primarily driven by lower catastrophe losses, as well as more favorable development on prior accident years' loss reserves in 2019 compared to 2018. Excluding the impact of the 2019 and 2018 Catastrophes, the current accident year loss ratio increased due to higher attritional losses on our property product lines arising from recent changes in our outwards property reinsurance treaty structures. In 2019 we eliminated our proportional property reinsurance treaty and purchased additional excess of loss property and catastrophe reinsurance coverage. We also experienced higher attritional losses across most of our other product lines in 2019 compared to 2018. These unfavorable impacts on the current accident year loss ratio in 2019 were partially offset by net favorable premium adjustments in 2019, primarily on our professional liability product lines, compared to net unfavorable premium adjustments 2018.

The Reinsurance segment's 2019 combined ratio included $64.8 million of favorable development on prior years' loss reserves compared to $43.0 million in 2018. The increase in favorable development was primarily due to more favorable development on our property product lines in 2019 compared to 2018, which included favorable development on prior year catastrophes in 2019 compared to adverse development on prior year catastrophes in 2018. We also experienced favorable development on our general liability product lines in 2019 compared to adverse development in 2018. These favorable changes were partially offset by less favorable development on our credit and surety product lines in 2019 compared to 2018. In 2019, favorable development was most significant on our property and whole account product lines. In 2018, favorable development was most significant on our credit and surety and marine and energy product lines, which was partially offset by adverse development on our professional liability product lines.

Premiums and Net Retentions

	Years Ended December 31,
	Gross Written Premiums		Earned Premiums
(dollars in thousands)	2019	2018	2019	2018
Insurance	$5,320,253	$4,749,166	$4,144,073	$3,783,939
Reinsurance	1,114,153	1,050,870	903,587	928,574
Other underwriting	(79)	(1,040)	581	(1,468)
Total Underwriting	6,434,327	5,798,996	5,048,241	4,711,045
Program services and other	2,345,644	2,065,473	1,552	1,015
Total	$8,779,971	$7,864,469	$5,049,793	$4,712,060

Gross Premium Volume

Gross premium volume in our underwriting segments increased 11% in 2019 compared to 2018. The increase in gross premium volume arose from both our Insurance and Reinsurance segments. Also impacting consolidated gross premium volume were gross premiums written from our program services business and other fronting arrangements, which increased 14% in 2019. Substantially all gross premiums from our program services business and other fronting arrangements were ceded to third parties in 2019 and 2018.

Gross premium volume in our Insurance segment increased 12% in 2019 compared to 2018. The increase was primarily driven by growth within our general liability, professional liability and personal lines product lines.

Gross premium volume in our Reinsurance segment increased 6% in 2019 compared to 2018. The increase was driven by higher gross premiums within our general liability product lines, primarily due to a favorable impact from the timing of renewals, higher premium volume within our workers' compensation product line and favorable premium adjustments on our professional liability product lines. These increases were partially offset by lower gross premiums in our property product lines, primarily due to non-renewals. Significant variability in gross premium volume can be expected in our Reinsurance segment due to individually significant contracts and multi-year contracts.

Net Retention

Net retention of gross premium volume for our underwriting operations was 84% in 2019 and 83% in 2018. The increase in net retention in 2019 was driven by an increase in net retention in our Insurance segment resulting from recent changes in our outwards reinsurance treaty structures. In late 2018, we shifted from buying proportional reinsurance coverages towards excess of loss coverages for our general liability and professional liability product lines, which resulted in higher retentions. These increases in net retention were partially offset by lower retention on our personal lines product lines. Within our underwriting operations, we purchase reinsurance and retrocessional reinsurance in order to manage our net retention on individual risks and overall exposure to losses, and enable us to write policies with sufficient limits to meet policyholder needs.

Earned Premiums

Earned premiums for 2019 increased 7% compared to 2018. The increase in earned premiums was attributable to an increase in earned premiums in our Insurance segment, partially offset by a decrease in our Reinsurance segment. The increase in earned premiums in our Insurance segment was primarily due to the increase in gross premium volume within our general liability and professional liability product lines, as described above. The decrease in earned premiums in our Reinsurance segment was primarily driven by the non-renewal of two large specialty quota share treaties and lower premium volume in our property product lines, as described above. These decreases were partially offset by an increase in gross premium volume within our workers' compensation and professional liability product lines, as described above.

Investing Results

Net investment gains for 2019 were $1.6 billion compared to net investment losses of $437.6 million in 2018. Net investment gains in 2019 were attributable to an increase in the fair value of equity securities in 2019, which was driven by favorable market value movements. Net investment losses in 2018 were primarily attributable to a decrease in the fair value of equity securities in 2018, which was driven by unfavorable market value movements and a $124.6 million decline in the fair value of our investments in insurance-linked securities funds (ILS Funds) due to the impact of adverse development on catastrophes that occurred in 2017 on the underlying reinsurance contracts in which the ILS Funds are invested.

Markel Ventures

We report the results of our Markel Ventures operations in our Markel Ventures segment. This segment includes a diverse portfolio of businesses from different industries that offer various types of products and services to businesses and consumers. The following table summarizes the results from our Markel Ventures segment.

	Years Ended December 31,
(dollars in thousands)	2019	2018
Operating revenues	$2,055,020	$1,912,065
Operating income	$168,417	$77,479
EBITDA	$263,944	$169,894
Net income to shareholders	$92,901	$35,258

See below for a reconciliation of Markel Ventures operating income to Markel Ventures earnings before interest, income taxes, depreciation and amortization (EBITDA).

Operating revenues from our Markel Ventures operations increased in 2019 compared to 2018 driven by higher revenues in our products businesses, primarily due to the contribution of revenues from Brahmin, which was acquired in the fourth quarter of 2018. The increase was also attributable to higher sales volumes and selling prices at our transportation-related businesses and growth within one of our consulting services businesses. These increases were partially offset by lower sales volumes at one of our equipment manufacturing businesses.

Operating income and EBITDA from our Markel Ventures operations increased in 2019 compared to 2018 due in part to $33.5 million of expenses incurred in 2018 related to an investigation and remediation accrual associated with the manufacture of products at one of our businesses and an impairment charge of $14.9 million related to intangible assets at this reporting unit in 2018. Excluding these charges, the increase in operating income and EBITDA in 2019 was primarily attributable to improved operating results at one of our consumer and building products businesses, higher revenues from our transportation-related businesses, as described above, and the contribution of a full year of operations at Brahmin, partially offset by the impact of lower revenues at one of our equipment manufacturing businesses, as described above, and losses in 2019 related to the disposition of certain components of one of our equipment manufacturing businesses.

Net income to shareholders from our Markel Ventures operations increased in 2019 compared to 2018, primarily due to higher operating income, partially offset by higher income tax and interest expenses.

Other Operations

The following table presents the components of operating revenues and operating expenses that are not included in a reportable segment.

	Years Ended December 31,
	2019				2018
(dollars in thousands)	Services and other revenues	Services and other expenses	Amortization of intangible assets	Impairment of goodwill and intangible assets	Services and other revenues	Services and other expenses	Amortization of intangible assets	Impairment of goodwill and intangible assets
Other operations:
Insurance-linked securities	$225,604	$217,412	$43,360	$—	$91,527	$21,417	$7,964	$179,017
Program services	108,813	19,556	20,938	—	95,688	24,298	20,776	—
Life and annuity	1,507	21,062	—	—	1,660	27,855	—	—
Other	32,580	28,264	2,700	—	31,666	34,615	2,518	846
	368,504	286,294	66,998	—	220,541	108,185	31,258	179,863
Underwriting operations			39,667	—			44,464	4,431
Total	$368,504	$286,294	$106,665	$—	$220,541	$108,185	$75,722	$184,294

Insurance-Linked Securities

The increase in operating revenues in our insurance-linked securities operations in 2019 compared to 2018 reflects the full year contribution of revenues from Nephila Holdings Ltd. (Nephila) in 2019, which was acquired in the fourth quarter of 2018. The contribution of revenues from Nephila was partially offset by lower revenues from Markel CATCo Investment Management, Ltd. (Markel CATCo) due to lower assets under management during 2019 compared to 2018 and a reduction in management fees charged on sidepocket shares.

The increase in operating expenses in our insurance-linked securities operations in 2019 compared to 2018 is attributable to a full year of operating expenses for Nephila in 2019, the impact of the reversal of accrued incentive and retention compensation for two former Markel CATCo senior executives totaling $34.9 million in 2018, which was reflected as a reduction to services and other expenses in 2018. Additionally, 2019 included costs associated with the internal review of matters at our Markel CATCo operations, as previously reported, and related litigation costs. These increases were partially offset by the impact of the impairment of goodwill and intangible assets at the Markel CATCo reporting unit in 2018.

Program Services

Operating revenues in our program services operations increased 14% compared to 2018 due to higher premium volume. Operating expenses in our program services operations decreased in 2019 compared to 2018 due to higher acquisition-related expenses in 2018.

Interest Expense, Loss on Early Extinguishment of Debt and Income Taxes

Interest Expense and Loss on Early Extinguishment of Debt

Interest expense was $171.7 million in 2019 compared to $154.2 million in 2018. The increase in interest expense in 2019 compared to 2018 was primarily due to a $565.2 million net increase in principal outstanding on our senior long-term debt during 2019. Interest expense in 2019 included interest expense associated with our 5.0% unsecured senior notes issued in the second quarter of 2019 and our 3.35% and 4.15% unsecured senior notes issued in the third quarter of 2019. These increases were partially offset by lower interest expense resulting from the repayment of our 7.125% unsecured senior notes in the third quarter of 2019 as well as the purchase and redemption of our 6.25% and 5.35% unsecured senior notes in the third and fourth quarters of 2019.

In September 2019, we purchased $125.2 million of principal on our 6.25% unsecured senior notes due September 30, 2020 and $97.8 million of principal on our 5.35% unsecured senior notes due June 1, 2021 through a tender offer at a total purchase price of $130.1 million and $103.0 million, respectively. In October 2019, we redeemed the remaining outstanding balance of $224.8 million on our 6.25% unsecured senior notes due September 30, 2020 and $152.2 million on our 5.35% unsecured senior notes due June 1, 2021 for a total purchase price of $233.4 million and $160.2 million, respectively. In connection with the September 2019 tender offer and purchase and the October 2019 redemption, we recognized losses on early extinguishment of debt of $17.6 million during 2019.

Income Taxes

The effective tax rate for 2019 was 21%. The effective tax rate for 2018 was not meaningful due to a small pre-tax loss for the year and a one-time deferred tax charge, described below.

In 2018, we decided to elect to treat our two most significant United Kingdom subsidiaries as domestic corporations for U.S. tax purposes. As a result, the earnings and profits from those subsidiaries are no longer considered to be indefinitely reinvested, and during 2018, we recorded a one-time deferred tax charge of $103.3 million related to the book and tax basis differences attributable to those subsidiaries. In addition to this one-time deferred tax charge, our effective tax rate in 2018 differed from the statutory rate of 21% primarily as a result of nondeductible losses on our investments in the ILS Funds in 2018, partially offset by the impact of tax-exempt investment income.

Financial Condition

Investments, cash and cash equivalents and restricted cash and cash equivalents (invested assets) were $22.3 billion at December 31, 2019 compared to $19.2 billion at December 31, 2018. The increase was primarily attributable to an increase in the fair value of our equity securities, driven by favorable market value movements. Equity securities comprised 34% of invested assets, at December 31, 2019 compared to 30% of invested assets, at December 31, 2018.

At December 31, 2019, our holding company held $4.0 billion of invested assets compared to $2.6 billion of invested assets at December 31, 2018. The increase in holding company invested assets is primarily due to the net proceeds from the issuance of unsecured senior notes in 2019 and dividends received from our subsidiaries, partially offset by the repayment and purchase of certain unsecured senior notes in 2019.

Net cash provided by operating activities was $1.3 billion in 2019 compared to $892.9 million in 2018. The increase in net cash flows from operating activities for the year ended December 31, 2019 was primarily driven by higher net premiums collections in our Insurance segment compared to 2018.

Safe Harbor and Cautionary Statement

This release contains statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under "Business Overview," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Safe Harbor and Cautionary Statement" in our 2018 Annual Report on Form 10-K and under "Risk Factors" and "Safe Harbor and Cautionary Statement" in our most recent Quarterly Report on Form 10-Q or are included in the items listed below:

•
our expectations about future results of our underwriting, investing, Markel Ventures and other operations are based on current knowledge and assume no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions;

•	the effect of cyclical trends on our underwriting, investing, Markel Ventures and other operations, including demand and pricing in the insurance, reinsurance and other markets in which we operate;

•	actions by competitors, including the application of new or "disruptive" technologies or business models and consolidation, and the effect of competition on market trends and pricing;

•
the frequency and severity of man-made and natural catastrophes (including earthquakes, fires and weather-related catastrophes) may exceed expectations, are unpredictable and, in the case of fires and weather-related catastrophes, may be exacerbated if, as many forecast, changing conditions in the oceans and atmosphere result in increased hurricane, flood, drought or other adverse weather-related activity;

•
we offer insurance and reinsurance coverage against terrorist acts in connection with some of our programs, and in other instances we are legally required to offer terrorism insurance; in both circumstances, we actively manage our exposure, but if there is a covered terrorist attack, we could sustain material losses;

•
emerging claim and coverage issues, changing legal and social trends, and inherent uncertainties in the loss estimation process can adversely impact the adequacy of our loss reserves and our allowance for reinsurance recoverables;

•
reinsurance reserves are subject to greater uncertainty than insurance reserves, primarily because of reliance upon the original underwriting decisions made by ceding companies and the longer lapse of time from the occurrence of loss events to their reporting to the reinsurer for ultimate resolution;

•
changes in the assumptions and estimates used in establishing reserves for our life and annuity reinsurance book (which is in runoff), for example, changes in assumptions and estimates of mortality, longevity, morbidity and interest rates, could result in material increases in our estimated loss reserves for such business;

•	adverse developments in insurance coverage litigation or other legal or administrative proceedings could result in material increases in our estimates of loss reserves;

•
initial estimates for catastrophe losses are often based on limited information, are dependent on broad assumptions about the nature and extent of losses, coverage, liability and reinsurance, and those losses may ultimately differ materially from our expectations;

•	changes in the availability, costs and quality of reinsurance coverage, which may impact our ability to write or continue to write certain lines of business;

•
the ability or willingness of reinsurers to pay balances due may be adversely affected by industry and economic conditions, deterioration in reinsurer credit quality and coverage disputes, and collateral we hold, if any, may not be sufficient to cover a reinsurer's obligation to us;

•	after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;

•	regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital;

•
general economic and market conditions and industry specific conditions, including extended economic recessions or expansions; prolonged periods of slow economic growth; inflation or deflation; fluctuations in foreign currency exchange rates, commodity and energy prices and interest rates; volatility in the credit and capital markets; and other factors;

•
economic conditions, actual or potential defaults in municipal bonds or sovereign debt obligations, volatility in interest and foreign currency exchange rates and changes in market value of concentrated investments can have a significant impact on the fair value of our fixed maturity and equity securities, as well as the carrying value of our other assets and liabilities, and this impact may be heightened by market volatility;

•	economic conditions may adversely affect our access to capital and credit markets;

•	the effects of government intervention, including material changes in the monetary policies of central banks, to address financial downturns and economic and currency concerns;

•
the impacts that political and civil unrest and regional conflicts may have on our businesses and the markets they serve or that any disruptions in regional or worldwide economic conditions generally arising from these situations may have on our businesses, industries or investments;

•	the impacts that health epidemics and pandemics may have on our business operations and claims activity;

•	the impact on our businesses in the event of a repeal, in part or in whole, or modification of U.S. health care reform legislation and regulations;

•
changes in U.S. tax laws, regulations or interpretations, or in the tax laws, regulations or interpretations of other jurisdictions in which we operate, and adjustments we may make in our operations or tax strategies in response to those changes;

•	a failure of our enterprise information technology systems and those maintained by third parties upon which we may rely, or a failure to comply with data protection or privacy regulations;

•	our acquisitions may increase our operational and control risks for a period of time;

•	we may not realize the contemplated benefits, including cost savings and synergies, of our acquisitions;

•	any determination requiring the write-off of a significant portion of our goodwill and intangible assets;

•	the failure or inadequacy of any loss limitation methods we employ;

•	the loss of services of any executive officer or other key personnel could adversely impact one or more of our operations;

•	our substantial international operations and investments expose us to increased political, operational and economic risks, including foreign currency exchange rate and credit risk;

•
the political, legal, regulatory, financial, tax and general economic impacts, and other impacts we cannot anticipate, related to the United Kingdom's withdrawal from the European Union (Brexit), which could have adverse consequences for our businesses, particularly our London-based international insurance operations;

•	our ability to obtain additional capital for our operations on terms favorable to us;

•	our compliance, or failure to comply, with covenants and other requirements under our revolving credit facility, senior debt and other indebtedness;

•	our ability to maintain or raise third party capital for existing or new investment vehicles and risks related to our management of third party capital;

•	the effectiveness of our procedures for compliance with existing and future guidelines, policies and legal and regulatory standards, rules, laws and regulations;

•
the impact of economic and trade sanctions and embargo programs on our businesses, including instances in which the requirements and limitations applicable to the global operations of U.S. companies and their affiliates are more restrictive than, or conflict with, those applicable to non-U.S. companies and their affiliates;

•	regulatory changes, or challenges by regulators, regarding the use of certain issuing carrier or fronting arrangements;

•	our dependence on a limited number of brokers for a large portion of our revenues and third-party capital;

•
adverse changes in our assigned financial strength or debt ratings could adversely impact us, including our ability to attract and retain business, the amount of capital our insurance subsidiaries must hold and the availability and cost of capital;

•	changes in the amount of statutory capital our insurance subsidiaries are required to hold, which can vary significantly and is based on many factors outside our control;

•	losses from litigation and regulatory investigations and actions; and

•
a number of additional factors may adversely affect our Markel Ventures operations, and the markets they serve, and negatively impact their revenues and profitability, including, among others: adverse weather conditions, plant disease and other contaminants; changes in government support for education, healthcare and infrastructure projects; changes in capital spending levels; changes in the housing market; liability for environmental matters; volatility in the market prices for their products; and volatility in commodity prices and interest and foreign currency exchange rates.

Our premium volume, underwriting and investment results and results from our other operations have been and will continue to be potentially materially affected by these factors. In addition, with respect to previously reported developments at Markel CATCo and the decision to place both the Markel CATCo Reinsurance Fund Ltd., a Bermuda exempted mutual fund company comprised of multiple segregated accounts, and Markel CATCo Re Ltd. (Markel CATCo Re) into run-off:

•
the inquiries by the U.S. Department of Justice, U.S. Securities and Exchange Commission and Bermuda Monetary Authority into loss reserves recorded in late 2017 and early 2018 at Markel CATCo Re (the Markel CATCo Inquiries) may result in adverse findings, reputational damage, the imposition of sanctions, increased costs, litigation and other negative consequences; and

•	management time and resources may be diverted to address the Markel CATCo Inquiries, as well as related litigation.

By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

Our previously announced conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Wednesday, February 5, 2020, beginning at 9:30 a.m. (Eastern Time). Any person interested in listening to the call should contact Markel's Investor Relations Department at 804-747-0136 or investorrelations@markel.com. Investors, analysts and the general public also may listen to the call free over the Internet through Markel Corporation's web site, www.markel.com/investor-relations. A replay of the call will also be available on this web site from approximately one hour after the conclusion of the call until Monday, February 17, 2020.

* * * * * * * *

Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company's principal business markets and underwrites specialty insurance products. In each of the Company's businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markel.com.

Markel Corporation and Subsidiaries
Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands, except per share data)	2019	2018	2019	2018
OPERATING REVENUES
Earned premiums	$1,346,323	$1,227,532	$5,049,793	$4,712,060
Net investment income	112,493	114,505	451,888	434,215
Net investment gains (losses):
Net realized investment losses	(2,246)	(2,890)	(1,482)	(11,974)
Change in fair value of equity securities	533,980	(843,032)	1,603,204	(425,622)
Net investment gains (losses)	531,734	(845,922)	1,601,722	(437,596)
Products revenues	372,408	368,487	1,609,586	1,497,523
Services and other revenues	218,571	178,250	813,202	635,083
Total Operating Revenues	2,581,529	1,042,852	9,526,191	6,841,285
OPERATING EXPENSES
Losses and loss adjustment expenses	773,190	869,573	2,891,190	2,820,715
Underwriting, acquisition and insurance expenses	485,346	459,590	1,878,093	1,777,511
Products expenses	356,277	351,243	1,455,245	1,413,248
Services and other expenses	176,919	80,618	675,679	474,924
Amortization of intangible assets	35,975	29,671	148,638	115,930
Impairment of goodwill and intangible assets	—	184,294	—	199,198
Total Operating Expenses	1,827,707	1,974,989	7,048,845	6,801,526
Operating Income (Loss)	753,822	(932,137)	2,477,346	39,759
Interest expense	(42,665)	(39,490)	(171,687)	(154,212)
Net foreign exchange gains (losses)	(59,266)	41,171	(2,265)	106,598
Loss on early extinguishment of debt	(10,881)	—	(17,586)	—
Income (Loss) Before Income Taxes	641,010	(930,456)	2,285,808	(7,855)
Income tax (expense) benefit	(129,497)	177,082	(486,346)	(122,498)
Net Income (Loss)	511,513	(753,374)	1,799,462	(130,353)
Net (income) loss attributable to noncontrolling interests	(409)	1,831	(8,996)	2,173
Net Income (Loss) to Shareholders	$511,104	$(751,543)	$1,790,466	$(128,180)

OTHER COMPREHENSIVE INCOME (LOSS)
Change in net unrealized gains on available-for-sale investments, net of taxes:
Net holding gains (losses) arising during the period	$(29,988)	$64,744	$299,125	$(241,325)
Reclassification adjustments for net gains (losses) included in net income (loss)	(1,908)	2,353	(1,148)	7,849
Change in net unrealized gains on available-for-sale investments, net of taxes	(31,896)	67,097	297,977	(233,476)
Change in foreign currency translation adjustments, net of taxes	6,360	3,473	382	(16,495)
Change in net actuarial pension loss, net of taxes	2,704	600	5,042	2,341
Total Other Comprehensive Income (Loss)	(22,832)	71,170	303,401	(247,630)
Comprehensive Income (Loss)	488,681	(682,204)	2,102,863	(377,983)
Comprehensive (income) loss attributable to noncontrolling interests	(437)	1,831	(8,975)	2,213
Comprehensive Income (Loss) to Shareholders	$488,244	$(680,373)	$2,093,888	$(375,770)

NET INCOME (LOSS) PER SHARE
Basic	$36.34	$(53.88)	$129.25	$(9.55)
Diluted	$36.26	$(53.88)	$129.07	$(9.55)

Markel Corporation and Subsidiaries
Selected Data	December 31,
(in thousands, except per share data)	2019	2018
Total investments, cash and cash equivalents and restricted cash and cash equivalents	$22,258,265	$19,238,261
Reinsurance recoverables	5,432,712	5,221,947
Goodwill and intangible assets	4,047,022	3,964,171
Total assets	37,473,815	33,306,263
Unpaid losses and loss adjustment expenses	14,728,676	14,276,479
Unearned premiums	4,057,727	3,611,028
Senior long-term debt and other debt	3,534,183	3,009,577
Total shareholders' equity	11,070,867	9,080,653
Book value per common share outstanding	$802.59	$653.85
Common shares outstanding	13,794	13,888

Markel Corporation and Subsidiaries
Supplemental Financial Information
For the Quarters and Years Ended December 31, 2019 and 2018

Gross Written Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2019	2018	2019	2018
Insurance	$1,340,694	$1,173,826	$5,320,253	$4,749,166
Reinsurance	151,008	115,372	1,114,153	1,050,870
Other underwriting	(91)	(1,039)	(79)	(1,040)
Total Underwriting	1,491,611	1,288,159	6,434,327	5,798,996
Program services and other	521,679	488,222	2,345,644	2,065,473
Total	$2,013,290	$1,776,381	$8,779,971	$7,864,469

Net Written Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2019	2018	2019	2018
Insurance	$1,138,255	$968,984	$4,444,702	$3,904,773
Reinsurance	119,998	87,149	964,947	882,285
Other underwriting	482	(254)	581	(1,468)
Total Underwriting	1,258,735	1,055,879	5,410,230	4,785,590
Program services and other	221	20	1,841	1,988
Total	$1,258,956	$1,055,899	$5,412,071	$4,787,578

Net Earned Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2019	2018	2019	2018
Insurance	$1,120,208	$1,001,832	$4,144,073	$3,783,939
Reinsurance	225,205	225,720	903,587	928,574
Other underwriting	482	(254)	581	(1,468)
Total Underwriting	1,345,895	1,227,298	5,048,241	4,711,045
Program services and other	428	234	1,552	1,015
Total	$1,346,323	$1,227,532	$5,049,793	$4,712,060

Combined Ratios
	Quarters Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Insurance	89%	99%	93%	94%
Reinsurance	120%	151%	104%	113%
Consolidated	93%	108%	94%	98%

Components of Consolidated Operating Income
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2019	2018	2019	2018
Insurance segment underwriting profit (1)	128,833	9,505	309,778	228,773
Reinsurance segment underwriting loss (1)	(45,696)	(115,347)	(39,999)	(118,287)
Investing segment profit (loss) (2)	644,103	(731,473)	2,052,874	(3,894)
Markel Ventures segment profit (3)	21,361	17,050	168,417	77,479
Other operations (4)	5,221	(111,872)	(13,724)	(144,312)
Consolidated Operating Income (Loss)	753,822	(932,137)	2,477,346	39,759

(1)	Segment profit (loss) for each of the Company's underwriting segments is measured by underwriting profit (loss).

(2)
Net investment income and net investment gains, if any, attributable to Markel Ventures are included in segment profit for Markel Ventures. All other net investment income and net investment gains are included in investing segment profit (loss).

(3)
Segment profit for the Markel Ventures segment includes amortization of intangible assets attributable to Markel Ventures. Amortization of intangible assets is not allocated to any other reportable segments.

(4)
Other operations represents the total profit (loss) attributable to the Company's operations that are not included in a reportable segment as well as any amortization of intangible assets that is not allocated to a reportable segment.

Markel Corporation and Subsidiaries
Supplemental Financial Information (continued)
For the Quarters and Years Ended December 31, 2019 and 2018

Products, Services and Other Revenues
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2019	2018	2019	2018
Products revenues:
Markel Ventures	$372,408	$368,487	$1,609,586	$1,497,523
Services and other revenues:
Markel Ventures	$114,045	$103,494	$444,698	$414,542
Insurance-linked securities	67,034	38,562	225,604	91,527
Program services	29,418	28,286	108,813	95,688
Life and annuity	362	387	1,507	1,660
Other	7,712	7,521	32,580	31,666
Total services and other revenues	$218,571	$178,250	$813,202	$635,083

Products, Services and Other Expenses
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2019	2018	2019	2018
Products expenses:
Markel Ventures	$356,277	$351,243	$1,455,245	$1,413,248
Services and other expenses:
Markel Ventures	$98,640	$92,868	$389,385	$366,739
Insurance-linked securities	58,406	(31,837)	217,412	21,417
Program services	5,256	2,134	19,556	24,298
Life and annuity	6,778	6,714	21,062	27,855
Other	7,839	10,739	28,264	34,615
Total services and other expenses	$176,919	$80,618	$675,679	$474,924

Reconciliation of Non-GAAP Financial Measure

The following table reconciles Markel Ventures operating income to Markel Ventures earnings before interest, income taxes, depreciation and amortization (EBITDA).

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2019	2018	2019	2018
Markel Ventures operating income	$21,361	$17,050	$168,417	$77,479
Depreciation expense	13,153	13,702	53,554	52,207
Amortization of intangible assets	10,299	10,876	41,973	40,208
Markel Ventures EBITDA	$44,813	$41,628	$263,944	$169,894

Markel Ventures EBITDA is a non-GAAP financial measure. We use Markel Ventures EBITDA as an operating performance measure in conjunction with U.S. GAAP measures, including operating revenues, operating income and net income to shareholders, to monitor and evaluate the performance of our Markel Ventures segment. Because EBITDA excludes interest, income taxes, depreciation and amortization, it provides an indicator of economic performance that is useful to both management and investors in evaluating our Markel Ventures businesses as it is not affected by levels of debt, interest rates, effective tax rates or levels of depreciation or amortization resulting from purchase accounting.

Markel Corporation and Subsidiaries
Supplemental Financial Information (continued)
For the Quarters and Years Ended December 31, 2019 and 2018

Net Income (Loss) per Share
Net income (loss) per share is determined by dividing adjusted net income to shareholders by the applicable weighted average shares outstanding. Diluted net income (loss) per share is computed by dividing adjusted net income (loss) to shareholders by the weighted average number of common shares and dilutive potential common shares outstanding during the year.

	Quarters Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2019	2018	2019	2018
Net income (loss) to shareholders	$511,104	$(751,543)	$1,790,466	$(128,180)
Adjustment of redeemable noncontrolling interests	(8,359)	1,793	1,105	(4,828)
Adjusted net income (loss) to shareholders	$502,745	$(749,750)	$1,791,571	$(133,008)

Basic common shares outstanding	13,835	13,916	13,861	13,923
Dilutive potential common shares from restricted stock units and restricted stock	29	—	20	—
Diluted shares outstanding	13,864	13,916	13,881	13,923
Basic net income (loss) per share	$36.34	$(53.88)	$129.25	$(9.55)
Diluted net income (loss) per share (1)	$36.26	$(53.88)	$129.07	$(9.55)

(1)
The impact of restricted stock units and restricted stock of 25 thousand shares was excluded from the computation of diluted earnings per share for both the quarter and year ended December 31, 2018 because the effect would have been anti-dilutive.